Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated:  January 29, 2010

Quarterly Earnings Results Reported by Citizens Bancorp

[Blackstone, Virginia]    Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $600 thousand, or $0.25 per share for the quarter ended December 31, 2009.  Net income for the fourth quarter of 2008 was $634 thousand, which was $0.26 per share or $0.01 greater than the same quarter for 2009.  The return on average assets for the three months ended December 31, 2009 was 0.75% as compared to the same period in 2008 when the return was 0.85%, or a decrease of ten basis points.  The Company also reported consolidated total assets of $321.0 million or an increase of $15.9 million or 5.2% from the $305.1 million at December 31, 2008.  Earnings for the fourth quarter and the year proved to be strong despite the challenges present as a result of the economic recession.  In the fourth quarter, the Bank maintained a strong net interest margin, provided $475 thousand to the allowance for loan losses, recorded an impairment write down on non-agency securities of $60 thousand and recorded an additional $88 thousand in FDIC insurance costs when compared to the charge recorded in the fourth quarter of 2008.  For the twelve months ended December 31, 2009, the Company’s net income was $2.832 million as compared to 2008 net income of $3.087 million, a decrease of 8.3% or $255 thousand.  The return on average assets for the year ended December 31, 2009 was 0.91% as compared to the 1.06% return on average assets for the year ended December 31, 2008.

The net interest income for the quarter ended December 31, 2009 was $2.908 million, an increase of $230 thousand or 8.6% as compared to the $2.678 million reported for the three months ended December 31, 2008.  The tax equivalent net interest margin ratio for the three months ended December 31, 2009 was 3.98% or 6 basis points less than the 4.04% for the same period ended December 31, 2008.  The decline of the net interest margin was due mainly to the higher level of non-accrual loans during the quarter ended December 31, 2009 when non-accruing loans averaged $4.8 million as compared to average non-accrual loans of $1.2 million for the year earlier period.  The effects of the non-accrual loans was partially offset by a decline in the cost of interest bearing liabilities which decreased 58 basis points to 2.02% for the three months ended December 31, 2009 as compared to 2.60% for the same period ended December 31, 2008.  The tax equivalent net interest margin was 4.00% for the year ended December 31, 2009 as compared to the tax equivalent net interest margin of 4.10% for the year ended December 31, 2008, which represents a year-over-year decrease of 10 basis points.  The tax equivalent yield on earning assets was 5.80% for the twelve months of 2009, a decline of 59 basis points from the tax equivalent yield of 6.39% for the same period in 2008.  Meanwhile, the cost of interest bearing liabilities for the year ended December 31, 2009 was 2.18%, a decline of 64 basis points from the year earlier period when the cost was 2.82%.

Financial institutions are seeing the effects of the economic recession continuing to impact borrowers’ ability to stay current with their loan obligations.  The Bank has similarly seen an upward trend in non-accrual and past-due loans during 2009.  The non-accruing loans to total loans ratio at December 31, 2009 was 2.42% which was a 190 basis point increase from the 0.52% ratio reported at December 31, 2008.  During the quarter ended December 31, 2009, Management provided $475 thousand to the allowance for loan losses to protect against potential losses from the deterioration of loan credits.  This amount is $285 thousand greater than the $190 thousand that was provided in the year-earlier period.  The net charge-offs to average loans ratio for the quarter ended December 31, 2009 was 0.33%, which is up from the 0.04% ratio for the quarter ended December 31, 2008.  For the full year of 2009, the Bank provided $900 thousand in loan loss provision, which is $655 thousand greater than for the entire year of 2008.  As of December 31, 2009, the allowance for loan losses as a percentage of gross loans was 1.23% at $2.673 million or $506 thousand greater than the allowance for loan losses at December 31, 2008 of $2.167 million, when the allowance to gross loans ratio was 1.02%.  For the full-year of 2009 the net charge-offs to average loans ratio was 0.18% as compared to 0.01% for the full year of 2008.

Noninterest income for the quarter ended December 31, 2009 was $681 thousand as compared to $684 thousand for the same period in 2008.  For the full year ended December 31, 2009 noninterest income was $2.550 million as compared to the year-ago period when noninterest income was $2.732 million and this represents a decline of $182 thousand or 6.7% from last year.  Deposit account service fees decreased $173 thousand in 2009 as compared to the year-earlier period.  During 2008 Management implemented changes to limit the number of overdraft charges a customer could incur on a daily basis, and later in 2008, customers were provided with current year overdraft information on their monthly statements.  These two changes relating to overdraft fees were in effect for the entire twelve months of 2009.  Citizens Bank and Trust Company is among a small number of banks in the country that have taken a proactive stance by early adoption of daily overdraft fee limits.  Federal regulations are making these practices mandatory for banking institutions starting in 2010.  Other components of noninterest income that declined during the year ended December 31, 2009 involved areas that were impacted by the lower interest rate environment and the economic recession, they included income from secondary market loan sales, revenue from non-deposit investment products, BOLI, and losses on sale of other real estate owned.  ATM fees and other fee income offset the above-mentioned declines with a year-over-year increase of $51 thousand for the full twelve months.

Noninterest expense for the fourth quarter of 2009 was $2.327 million, an increase of $17 thousand or 0.7% from the $2.310 million reported for the same quarter in 2008.  When comparing the quarter ended December 31, 2009 to the year earlier quarter, higher expenses were recorded for the Bank’s defined benefit pension plan ($90 thousand), FDIC insurance premium expense ($88 thousand), other real estate owned costs ($22 thousand), and the impairment write down on two non-agency collateralized mortgage obligation securities ($60 thousand).  These higher costs were partially offset by the resolution of a billing dispute with the Bank’s core processor resulting in an adjustment being booked that reduced data processing costs for the quarter by $94 thousand.  For the twelve months ended December 31, 2009 noninterest expense was $9.029 million, a $115 thousand or 1.3% increase from the year earlier period.

At December 31, 2009, net loans increased $4.0 million or 1.9% since December 31, 2008.  Net loan growth from December 31, 2008 to December 31, 2009 was primarily in real estate loans which increased $6.9 million during 2009.  Commercial and consumer loans showed a net decline of 2.4% and 11.8%, respectively, as businesses and consumers sought to decrease their debt burdens.  Real estate secured loans at December 31, 2009 were 84.1% of the $217.5 million loan portfolio.  Construction and land development loans represent only 5.7% of gross loans outstanding at December 31, 2009. The growth in the investment portfolio, at fair value, increased $23.3 million or 53.6% from December 31, 2008 to December 31, 2009.  While the investment growth may appear significant, it represents the investment of overnight liquidity that existed at December 31, 2008 and excess funds resulting from the strong growth of deposit account balances during 2009.  Deposit account balances increased $19.6 million or 7.9% from December 31, 2008.  With the uncertainty of the current economic environment, the Bank’s FDIC-insured deposit accounts appear to be an attractive alternative to the risks associated with the stock market and other speculative investments.

President and CEO, Joseph D. Borgerding commented, “It is important for our shareholders to understand the challenges our Company had to overcome during 2009, which include a year-to-year increase in loan loss provision of $655 thousand and an increase in FDIC insurance costs of $306 thousand.  In addition, noninterest income was down $182 thousand as a result of the depressed economic conditions.  I am very pleased with the strong performance of our team in managing to limit the reduction of net income from last year’s performance to only $255 thousand.  These results were accomplished by strong management of the margin, loan and deposit growth, and diligent expense management.  It is important to note that our retained earnings grew by $979 thousand, net of dividends paid, which helped to increase the Company’s equity to approximately $39 million.  The Bank remains one of the highest capitalized financial institutions in Virginia.  Consistent earnings and strong equity position allows the Company to pay one of the highest dividend yields among community banks; at December 31, 2009, the yield was 5.3%.  Our steadfast approach to risk management has resulted in stable earnings during one of the most tumultuous economies in recent history.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia.  The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia.  Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”.  Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Balance Sheet
(Dollars in thousands, except share data)

	December 31,	December 31,
	2009	2008
Assets

Cash and due from banks	$6,339	$7,136
Interest-bearing deposits in banks	1,108	13,280
Federal funds sold	9,588	9,512
Securities available for sale, at fair market value	66,777	43,481
Restricted securities	1,189	1,161
Loans, net of allowance for loan losses of $2,673
and $2,167	214,862	210,879
Premises and equipment, net	7,544	7,759
Accrued interest receivable	1,860	1,742
Other assets	10,637	9,236
Other real estate owned	1,073	957

Total assets	$320,978	$305,143

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$33,999	$40,288
Interest-bearing	234,797	208,853
Total deposits	$268,796	$249,141
FHLB advances	5,000	11,000
Other borrowings	5,483	5,183
Accrued interest payable	955	1,155
Accrued expenses and other liabilities	1,754	2,322
Total liabilities	$281,988	$268,801

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$-	$-
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,371,139 for 2009 and 2,390,980 for 2008	1,186	1,196
Additional paid-in capital	- -	- -
Retained earnings	38,177	37,198
Accumulated other comprehensive loss	(373)	(2,052)
Total stockholders' equity	$38,990	$36,342

Total liabilities and stockholders' equity	$320,978	$305,143

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest and Dividend Income
Loans, including fees	3,539	3,576	14,067	14,551
Investment securities:
Taxable	411	365	1,550	1,515
Tax-exempt	152	137	571	530
Federal Funds sold	8	10	24	18
Other	35	39	185	160
Total interest and dividend income	4,145	4,127	16,397	16,774

Interest Expense
Deposits	1,182	1,398	4,939	5,894
Borrowings	55	50	230	220
Total interest expense	1,237	1,448	5,169	6,114

Net interest income	2,908	2,678	11,228	10,660

Provision for loan losses	475	190	900	245

Net interest income after provision
for loan losses	2,433	2,488	10,328	10,415

Noninterest Income
Service charges on deposit accounts	331	349	1,241	1,414
Net gain on sales of securities	6	-	21	20
Net gain on sales of loans	13	13	71	100
Net loss on sale of OREO	(6	-	(6)	-
Income from bank owned life insurance	71	76	282	308
ATM fee income	142	125	551	505
Other	124	121	390	385
Total noninterest income	681	684	2,550	2,732

Noninterest Expense
Salaries and employee benefits	1,394	1,305	5,309	5,162
Net occupancy expense	151	170	580	609
Equipment expense	140	162	571	633
FDIC deposit insurance	98	10	340	34
Other than temporary writedown-securities	60	-	60	-
Other	484	663	2,169	2,476
Total noninterest expense	2,327	2,310	9,029	8,914

Income before income taxes	787	862	3,849	4,233

Income taxes	187	228	1,017	1,146

Net income	600	634	2,832	3,087

 CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Regulatory Capital Ratios
And Performance Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

Per Share Data:

Earnings per weighted average share	$0.25	$0.32	$0.32	$0.30	$0.26

Weighted average shares outstanding	2,374,164	2,377,151	2,382,050	2,388,290	2,394,730

Actual shares outstanding	2,371,139	2,377,030	2,377,330	2,383,380	2,390,980

Book value per share at period end	$16.44	$16.10	$15.63	$15.46	$15.20

Dividend per share	$0.17	$0.17	$0.17	$0.17	$0.17

Performance Ratios:

Return on average assets	0.75%	0.97%	0.95%	0.95%	0.85%

Net interest margin, (FTE)	3.98%	3.96%	4.07%	3.96%	4.04%

Efficiency ratio1	64.84%	65.78%	66.57%	68.72%	68.71%

Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	12.33%	12.38%	12.53%	12.69%	12.96%

Total risk-based capital ratio	20.76%	20.72%	20.32%	20.80%	20.49%

Allowance for loan losses to total loans	1.23%	1.10%	1.06%	1.01%	1.02%

Non-accruing loans to total loans	2.42%	2.00%	1.77%	0.81%	0.52%

Net charge-offs (net recoveries) to average loans (annualized)	0.33%	0.22%	0.13%	0.04%	0.04%

1 Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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